As of November 8, 1998

Agreement between Odyssey Pictures Corporation ("Odyssey") and Ian Jessel ("Jessel")

     1. Jessel will be employed as Chief Executive Officer of the Motion Picture and Television Division of Odyssey. The plan is for Odyssey to form a subsidiary corporation to deal with motion pictures and television. Although Jessel might not have the title of President, if a president is appointed, he shall serve under Jessel. If Odyssey acquires a company or merges with a company which is specialized in television, with executives in place, in recognition of Odyssey's ambition to expand, Jessel will be reasonably flexible to accommodate these plans, without unduly affecting his position in a substantially negative way.

     2. Jessel shall perform all duties generally rendered in the industry by chief executive officers of motion picture and television companies, including being in charge of production and distribution, both foreign and domestic, acquiring product, supervising production, seeking out and making co-production deals, attending film festivals as well as contributing to the management and overall business of the parent company. Jessel will follow the guidelines and direction of the parent company as decreed by its executive management of Board of Directors, of which Board of Directors Jessel shall be a member.

     3. Jessel will be appointed to the Board of Directors of Odyssey or any succeeding parent company. In this connection, he will be covered by customary directors' and officers' insurance, on a favored nations basis at such earliest time as such insurance is economically available. Jessel will be entitled to customary medical insurance on a favored nations basis with other top management.

     4. The start date of Jessel's services will be November 9, 1998.

     5. Jessel is guaranteed three years of employment. The parties will agree on customary suspension and termination provisions, for illness, death or disability, as well as material breach.

     6. The salary for the first year shall be: $300,000.00, payable on a monthly basis. The first month's salary should be paid on December 4, 1998.

     The salary for the second year shall be $350,000.00, payable on a monthly basis.

     The salary of the third year shall be $400,000.00, payable on a monthly basis.

     7. Jessel will be entitled to a year's bonus of 10% (ten percent) of the net profits of the motion picture and television division.

     Jessel will also be entitled to a year's bonus of 5% (five percent) of the net profits of the parent company, Odyssey, provided that the Motion Picture and Television division is responsible for one-half or more of such net profits. To the extent the Motion Picture and Television Division is responsible for less than one-half of such profits, Jessel's bonus shall be proportionately reduced down to a floor of 1% of 100% of the profits.

     The bonuses set forth in the immediately two preceding paragraphs of this Paragraph 7, shall be computed on the basis of Odyssey's fiscal year, commencing in June 1999 and terminating in June 2002. The bonus payments shall be made within thirty (30) days after net profits are filed. If there is a termination of Jessel's employment the bonus payment shall be pro-rated taking into account the number of months worked prior to such termination.

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     Jessel's participation in the net profits of Odyssey, as distinguished from the net profits of the Motion Picture and Television Division, shall be paid -- not in cash -- but in an equivalent amount of stock in the parent company, Odyssey. If Odyssey and Jessel mutually agree, Jessel shall be granted stock options instead of stock.

     If Odyssey buys another company or merges with another company, there will be separate accounting pools and an appropriate reasonable accommodation shall be made taking the relevant factors into account.

     8. The budget for operating the Motion Picture and Television Division has been agreed not to exceed $600,000.00 which would include the salary of Jessel, his assistants, overhead, Jessel's first-class air travel (where available) and in keeping with Jessel's stature in the industry, a car allowance of $750 per month for Jessel, a car telephone for Jessel and reimbursement of his car telephone business calls, as well as Jessel's reasonably incurred business-related expenses.

     9. Jessel shall be exclusive to Odyssey, except for fulfilling the following pre-existing commitments, to the extent these cannot be disposed of or turned over to Odyssey.

The pre-existing commitments are: Jessel's non-exclusive services as Executive Producer for the motion picture currently entitled "TILL THE END OF TIME" ("The Georgia O'Keefe Story") and the possibility of the services on "THE SECOND HORESMAN". The services for "THE SECOND HORESMAN" shall be as Executive Producer and shall be rendered on a non-exclusive minimum basis; if these projects are turned over to Odyssey, Jessel's services shall be rendered to the fullest extent required.

     10. Jessel will be allotted up to three weeks of vacation per year.

     11. In keeping with customary practices, Jessel will be bound by a confidentiality agreement.

AGREED TO:


Odyssey Pictures Corporation

By /s/ Odyssey Pictures Corporation                /s/ Ian Jessel
-----------------------------------                ---------------------
                                                       Ian Jessel


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AMENDMENT to Agreement between Oydssey Pictures Corporation and Ian Jessel dated
As of November 8, 1998.


     Upon signature of the agreement dated As of November 8, 1998 between Odyssey Pictures Corporation and Ian Jessel, Odyssey shall give Ian Jessel 50,000 (Fifty-Thousand)shares of stock in Odyssey Pictures Corporation.


     AGREED TO

     Odyssey Pictures Corporation

     By /s/Odyssey Pictures Corporation               /s/  Ian Jessel
     ----------------------------------               ---------------
                                                       Ian Jessel






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